Exhibit (n)(1)

THIRD AMENDED AND RESTATED MULTIPLE CLASS PLAN

PURSUANT TO RULE 18F-3

for

VOYA VARIABLE PRODUCTS TRUST

WHEREAS, Voya Variable Products Trust (the “Trust”) engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Trust currently issues or is authorized to issue shares of beneficial interest of the Trust in series, as listed on the attached Schedule A, as such schedule may be amended from time to time to add additional series (each, a “Portfolio,” collectively, the “Portfolios”); and

WHEREAS, the Trust and the Distributor have entered or will enter into a Distribution Agreement pursuant to which the Trust has employed or will employ Voya Investments Distributor, LLC (the “Distributor”) to provide distribution services to the Trust, and the Trust has adopted a Rule 12b-1 Shareholder Service and Distribution Plan (the “Rule 12b-1 Plan”) of the Trust with respect to the Adviser Class shares and Class S2 shares discussed below.

NOW, THEREFORE, the Trust hereby adopts, on behalf of the Portfolios, a multiple class plan pursuant to Rule 18f-3 under the 1940 Act (the “Multiple Class Plan”) on the following terms and conditions:

1.             Features of the Classes.  Each class of shares of a Portfolio designated on the attached Schedule A will represent an interest in the same portfolio of investments of a Portfolio, and be identical in all respects to each other class, except as set forth below:

Adviser Class: Adviser Class shares will not be subject to an initial sales charge or contingent deferred sales charge (“CDSC”), but will have a Rule 12b-1 distribution fee of 0.25% of average daily net assets per annum and a service fee of 0.25% of average daily net assets per annum.

Class I:  Class I shares will not be subject to an initial sales charge, a CDSC or a Rule 12b-1 distribution fee.

Class R6:  Class R6 shares will not be subject to an initial sales charge, a CDSC or a Rule 12b-1 distribution fee.

Class S:  Class S shares will not be subject to an initial sales charge or CDSC, but will have a service fee of 0.25% of average daily net assets per annum.

Service 2 Class (“Class S2”):  Class S2 shares will not be subject to an initial sales charge or CDSC, but will have a 12b-1 distribution fee of 0.25% of average daily net assets per annum and a service fee of 0.25% of average daily net assets per annum.

Shares of each class of each Portfolio shall represent an equal pro rata interest in a Portfolio and, generally, shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications and terms and conditions, except that:  (a) each class shall have a different designation; (b) each class of shares shall bear any Class Expenses, as defined in Section 5 below; and (c) each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to it or its distribution arrangement or service arrangement and each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class.  In addition, Adviser Class, Class I Class S and Class S2 shares shall have the features described in Sections 2, 6 and 7 below.

2.             Sales Charge Structure.

(a)           Adviser Class Shares.  Adviser Class shares of the Portfolio shall be offered at the then-current net asset value.

(b)           Class I Shares.  Class I shares of the Portfolio shall be offered at the then-current net asset value.

(c)           Class R6 Shares.  Class R6 shares of the Portfolio shall be offered at the then-current net asset value.

(d)           Class S Shares.  Class S shares of the Portfolio shall be offered at the then-current net asset value.

(e)           Class S2 Shares.  Class S2 shares of the Portfolio shall be offered at the then-current net asset value.

3.             Shareholder Services Plan.  The Trust on behalf of the Portfolios has adopted a Shareholder Services Plan for Class S Shares (the “Class S Shareholder Services Plan”).  Under the terms of the Class S Shareholder Services Plan, each Portfolio shall make payments to the Distributor or other permitted service providers at an annual rate of 0.25% for Class S shares of each Portfolio’s average daily net assets attributable to the respective share class, for service activities (as defined in Section 5 below).  The Distributor, on behalf of Class S shares of the Portfolios, may make payments to insurance companies, broker-dealers or other financial intermediaries that provide such services relating to Class S shares.

4.             Distribution Agreement and Rule 12b-1 Distribution Plan.  The Trust on behalf of the Portfolios has entered into a Distribution Agreement.  The Trust has also adopted Rule 12b-1 Plans for Adviser Class and S2 shares with the following terms:

(a)           Each Portfolio shall make payments to the Distributor or other permitted service providers at an annual rate of 0.25% for Adviser Class shares of each Portfolio’s average daily net assets attributable to the respective share class, for distribution activities (as described in the Adviser Class Rule 12b-1 Plan and incorporated herein by reference).

(b)           Each Portfolio shall make payments to the Distributor or other permitted service providers at an annual rate of 0.25% for Class S2 shares of each Portfolio’s average daily net assets attributable to the respective share class, for distribution activities (as described in the Class S2 Rule 12b-1 Plan and incorporated herein by reference).

(c)           Each Portfolio shall make payments to the Distributor or other permitted service providers at an annual rate of 0.25% for Adviser Class shares of each Portfolio’s average daily net assets attributable to the respective share class, for shareholder servicing activities (as described in the Adviser Class Rule 12b-1 Plan and incorporated by reference).

(d)           Each Portfolio shall make payments to the Distributor or other permitted service providers at an annual rate of 0.25% for Class S2 shares of each Portfolio’s average daily net assets attributable to the respective share class, for shareholder servicing

5.             Service Activities.  As used herein, the term “service activities” includes, but is not limited to: teleservicing support in connection with the Portfolios; delivery and responding to inquires respecting Trust prospectuses, reports, notices, proxies and proxy statements and other information respecting the Portfolios; facilitation of the tabulation of variable contract owners’ votes in the event of a meeting of Trust shareholders; the conveyance of information relating to shares purchased and redeemed and share balances to the Trust, its transfer agent, or the Distributor, as may be reasonably requested; provision of support services including providing information about the Trust and its Portfolios and answering questions concerning the Trust and its Portfolios, including questions respecting variable contract owners’ interests in one or more Portfolios; provision and administration of variable contract features for the benefit of variable contract owners participating in the Trust, including Portfolio transfers, dollar cost averaging, asset allocation, Portfolio rebalancing, earnings sweep, and pre-authorized deposits and withdrawals; and provision of other services as may be agreed upon from time to time.

6.             Allocation of Income and Expenses.  The gross income of the Portfolios shall, generally, be allocated to each class on the basis of relative net assets.  To the extent practicable, certain expenses (other than Class Expenses as defined below which shall be allocated more specifically) shall be subtracted from the gross income on the basis of the net assets of each class of the Portfolio.  These expenses include:

(a)           Expenses incurred by the Trust (for example, fees of Trustees, auditors and legal counsel) not attributable to the Portfolios or to a particular class of shares of a Portfolio (“Corporate Level Expenses”);

(b)           Expenses incurred by the Portfolios not attributable to any particular class of a Portfolio’s shares (for example, advisory fees, custodial fees, or other expenses relating to the management of a Portfolio’s assets) (“Portfolio Expenses”); and

(c)           Expenses attributable to a particular class (“Class Expenses”) shall be limited to (i) payments made pursuant to the Adviser Class Rule 12b-1 Plan, the Service 2 Class Rule 12b-1 Plan or the Class S Shareholder Services Plan; (ii) transfer agent fees attributable to a specific class; (iii) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxies to current shareholders of a specific class; (iv) Blue Sky registration fees incurred by a class; (v) SEC registration fees incurred by a class; (vi) the expense of administrative personnel and services required to support the shareholders of a specific class; (vii) litigation or other legal expenses relating solely to one class; and (viii) Trustees’ fees incurred as a result of issues relating to one class.  Expenses in category (i) above must be allocated to the class for which such expenses are incurred.  All other Class Expenses listed in categories (ii)-(viii) above may be allocated to a class but only if the President and Chief Financial Officer have determined, subject to Board approval or ratification, which of such categories of expenses will be treated as Class Expenses, consistent with applicable legal principles under the 1940 Act and the Internal Revenue Code of 1986, as amended.

Therefore, expenses of a Portfolio shall be apportioned to each class of shares depending on the nature of the expense item.  Corporate Level Expenses and Portfolio Expenses will be allocated among the classes of shares based on their relative net asset values.  Approved Class Expenses shall be allocated to the particular class to which they are attributable.  In addition, certain expenses may be allocated differently if their method of imposition changes.  Thus, if a Class Expense can no longer be attributed to a class, it shall be charged to the Portfolio for allocation among classes, as determined by the Board of Trustees.  Any additional Class Expenses not specifically identified above which are subsequently identified and determined to be properly allocated to one class of shares shall not be so allocated until approved by the Board of Trustees of the Trust in light of the requirements of the 1940 Act and the Internal Revenue Code of 1986, as amended.

7.             Exchange Privileges.  Shares of one class of a Portfolio may be exchanged for shares of that same class of any other Portfolio at net asset value without payment of any additional sales charge.

8.             Quarterly and Annual Reports.  The Trustees shall receive at least quarterly a written report of the amounts so expended on Class Expenses and the purposes for which such expenditures were made.  In the statements, only expenditures properly attributable to the servicing or distribution of a particular class of shares will be used to justify any servicing or distribution fee or other expenses charged to that class.  Expenditures not related to the servicing or distribution of a particular class shall not be presented to the Trustees to justify any fee attributable to that class.  The statements, including the allocations upon which they are based, shall be subject to the review and approval of the Trustees who are not “interested persons” of the Trust (as defined in the 1940 Act) in the exercise of their fiduciary duties.

9.             Accounting Methodology.  The following procedures shall be implemented in order to meet the objective of properly allocating income and expenses:

(a)           On a daily basis, a Portfolio’s accountant shall calculate the Rule 12b-1 distribution and/or Shareholder Services Plan fee to be charged to Adviser Class and Class S shares by calculating the average daily net asset value of such shares outstanding and applying the applicable fee rate of the respective class to the result of that calculation.

(b)           The Portfolio’s accountant will allocate designated Class Expenses, if any, to the respective classes.

(c)           The Portfolio’s accountant shall allocate income and Corporate Level and Portfolio Expenses among the respective classes of shares based on the net asset value of each class in relation to the net asset value of the Portfolio for Portfolio Expenses, and in relation to the net asset value of the Trust for Corporate Level Expenses.  These calculations shall be based on net asset values at the beginning of the day.

(d)           The Portfolio’s accountant shall then complete a worksheet, developed for purposes of complying with this section of this Multiple Class Plan, using the allocated income and expense calculations from Paragraph (c) above, and the additional fees calculated from Paragraphs (a) and (b) above.  The Portfolio’s accountant may make non-material changes to the form of worksheet as it deems appropriate.

(e)           The Portfolio’s accountant shall develop and use appropriate internal control procedures to assure the accuracy of its calculations and appropriate allocation of income and expenses in accordance with this Multiple Class Plan.

10.          Waiver or Reimbursement of Expenses.  Expenses may be waived or reimbursed by any adviser to the Trust, by the Trust’s Distributor or any other provider of services to the Trust without the prior approval of the Trust’s Board of Trustees.

11.          Effectiveness of Multiple Class Plan.  This Multiple Class Plan shall not take effect until it has been approved by votes of a majority of both (a) the Trustees of the Trust and (b) those Trustees of the Trust who are not “interested persons” of the Trust (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Multiple Class Plan, cast in person at a meeting (or meetings) called for the purpose of voting on this Multiple Class Plan.

12.          Material Modifications.  This Multiple Class Plan may not be amended to modify materially its terms unless such amendment is approved in the manner provided for initial approval in paragraph 11 hereof.

Last Approved: September 10, 2015

Last Amended: September 10, 2015:  (1) as a result of rebranding, to update references from “ING” to “Voya” and (2) to reflect the addition of Class R6 shares.

SCHEDULE A

with respect to the

THIRD AMENDED AND RESTATED MULTIPLE CLASS PLAN

PURSUANT TO RULE 18f-3

for

VOYA VARIABLE PRODUCTS TRUST

Portfolios	Adviser Class	Class I	Class R6	Class S	Class S2

Voya MidCap Opportunities Portfolio	X	X	X	X	X
Voya SmallCap Opportunities Portfolio	X	X	X	X	X

Schedule A Last Amended: September 10, 2015 :  (1) as a result of rebranding, to update references from “ING” to “Voya” and (2) to reflect the addition of Class R6 shares.